Exhibit 10.1

INDEMNIFICATION AGREEMENT

This Indemnification Agreement ("Agreement") is made as of November 4, 2010, by and between Aequitas Capital Management, LLC ("Indemnitor") and EnergyConnect Group, Inc. ("Indemnitee") and shall be effective upon the election of the Nominees to the Board.

RECITALS

Indemnitor wishes to nominate two individuals ("Nominees") to serve on the Board of Directors of Indemnitee (the "Board").  One or more of the Nominees may be an officer, director or employee of Indemnitor.  Indemnitee has expressed concern that it might be possible that the Nominees' service on the Board could potentially prevent Indemnitee or other Indemnified Parties from recovering under Indemnitee's D&O insurance policy based upon the "Insured versus Insured Exclusion" in the policy.  Indemnitor wishes to induce Indemnitee's Board of Directors to elect the Nominees to vacancies on the Board.  Indemnitee's Board is willing to elect such Nominees, in part, as a result of Indemnitor's agreement to the terms and conditions of this Agreement, which is intended to provide protection in the event that certain actions of Indemnitor or the Nominees result in D&O coverage being unavailable due to the application of the Insured versus Insured Exclusion.

Accordingly, the parties agree as follows:

AGREEMENT

1.           Covenant Not to Sue.  Indemnitor on behalf of itself and its affiliates agrees and covenants not to institute, initiate, prosecute or otherwise participate in any action, whether directly or derivatively, with respect to any Claim that Indemnitor or another shareholder of Indemnitee may have against Indemnitee or any Indemnified Party if Indemnitee's D&O insurance carrier would be entitled to deny coverage, or limit the coverage provided, as to such Claim pursuant to the Insured versus Insured Exclusion (hereinafter a "Prohibited Claim").  Notwithstanding the foregoing, this provision shall not apply to any Claim for which insurance coverage would not be available under Indemnitee's D&O insurance policy for reasons unrelated to the Insured versus Insured Exclusion.

2.           No Assistance.  Indemnitor agrees to cause the Nominees not to instigate, assist solicit, or participate in any Prohibited Claim.  Notwithstanding the foregoing, this provision shall not apply to any Claim for which insurance coverage would not be available under Indemnitee's D&O insurance policy for reasons unrelated to the Insured versus Insured Exclusion.

3.           Indemnification.  In the event of a breach of the obligations set forth in either paragraph one or two above, Indemnitor shall pay the Costs of Defense  and any Loss suffered by any Indemnified Party as a result of a Claim for which insurance coverage would not be available under Indemnitee's D&O insurance policy due to the Insured versus Insured Exclusion, in the manner set forth in paragraph five below, up to an aggregate maximum of $5,000,000 inclusive of all Costs of Defense and Loss amounts and regardless of the number of Claims.  An Indemnified Parties' right to be indemnified and defended under this paragraph three shall be the exclusive remedy for Indemnitor's breach of paragraph one or two.

4.           Excess to Underlying.  Notwithstanding any other provision of this Agreement, or of any other agreement or instrument to the contrary, the obligation of Indemnitor to indemnify or pay Costs of Defense to any Indemnified Party hereunder shall, in all respects, be excess and non-contributing of: (a) any indemnity from any person or entity which any Indemnified Party is entitled to receive, and (b) any insurance proceeds which any Indemnified Party shall be entitled to receive; and shall not be considered primary or underlying with respect thereto.

5.           Indemnification Procedure and Defense.  The following procedures, rights and obligations shall apply in the event that Indemnitor is required to pay Costs of Defense or a Loss pursuant to paragraph three above.

(a)           Notice.  The Indemnified Parties shall promptly provide written notice of any Claim to Indemnitor.  Failure to provide prompt written notice shall excuse Indemnitor's obligations hereunder to the extent that Indemnitor is prejudiced as a result of the delay, but only to the extent of the prejudice.  Indemnitor shall not be responsible for any Costs of Defense or Loss incurred prior to the time that written notice is provided.

(b)           Defense.  In the absence of a conflict of interest that would prohibit such an election, Indemnitor shall have the right, at its sole discretion and expense, to control and conduct the defense of any Claim against any Indemnified Party, with counsel reasonably acceptable to Indemnitee.

(c)           Advancement of Defense Costs.  In the event Indemnitor does not, or cannot, elect to conduct the defense of any Claim, Indemnitor shall advance the reasonable and necessary costs and expenses resulting from the investigation, defense and appeal of a Claim against an Indemnified Party, including reasonable attorney fees incurred by legal counsel consented to by Indemnitor, and also including premiums for any appeal bond, attachment bond or similar bond, but not including any salaries or compensation paid to any officer or employee of Indemnitee or to any Indemnified Party  Indemnified Parties requesting Indemnitor to advance Costs of Defense hereunder, shall provide a commitment in a form acceptable to Indemnitor that such advance payments shall be repaid to Indemnitor by the Indemnified Parties, severally according to their respective interests, in the event and to the extent that Indemnified Parties are determined not to have been entitled under the terms and conditions of this Agreement to payment for such Costs of Defense.

(d)           Cooperation.  The Indemnified Parties and their respective agents shall make available to Indemnitor all records, materials, writings, policies, procedures and personnel in their control or possession reasonably required for use in contesting or responding to any Claim, or to evaluate any proposed settlement, and shall otherwise reasonably cooperate in the defense of any Claim.

(e)           Settlement.  No settlement may be entered into without the consent of both Indemnitor and the Indemnified Parties, which consent may not be unreasonably withheld or delayed.  However, if a Claim could be settled in a manner that fully releases an Indemnified Party from any liability, without contribution by the Indemnified Party, and the Indemnified Party withholds consent to such a settlement, then Indemnitor shall have no responsibility for any Loss greater than the amount of the proposed settlement and shall have no further obligation to provide a defense or pay Costs of Defense incurred thereafter.

6.           Defined Terms and Phrases.  For the purposes of this Agreement, the following terms shall have the following meanings:

(a)           "Claim" shall have the meaning given in the Policy, as modified by all endorsements and amendments through the date of this Agreement.

(b)           “Costs of Defense ” shall have the meaning given in the Policy, as modified by all endorsements and amendments through the date of this Agreement.

(c)           "Loss" shall have the meaning given in the Policy, as modified by all endorsements and amendments through the date of this Agreement.

(d)           "Insured versus Insured Exclusion" shall refer to the exclusion contained in Section IV. F. of Indemnitee's existing D&O insurance policy, issued by Berkley Insurance Company, policy number 1965165 (the “Policy”), which, in pertinent part, excludes coverage for losses in connection with a claim against an insured:

by, on the behalf of, or in the right of any Insured, provided, however, this exclusion shall not apply to:  1. any Claim by any security holder of the Company, whether directly or derivatively, but only if such Claim is instigated and continued totally independent of, and totally without the solicitation of, or assistance of, or participation of, or intervention of, any Insured …

and shall also refer to any substantially similar provision that may exist in any subsequent D&O policy or policies that may be in place from time to time.

(e)           "Indemnified Party" or "Indemnified Parties" shall refer to the Indemnitee and any of its past, present or future employees, officers or directors, or other persons falling within the definition of an "Insured Person" under Indemnitee's existing D&O policy.

7.           Insurance Coverage.  The Indemnified Parties shall apply their reasonable best efforts to obtain insurance coverage in connection with any Claim from any applicable insurance policies, and shall provide all notices and take all steps required by such policies as a condition of coverage.

8.           Subrogation.  In the event of any payment under this Agreement, Indemnitor shall be subrogated to the extent of such payment to all of the Indemnified Parties' rights of recovery thereof, including, but not limited to, any all rights of recovery that any Indemnified Party may have against Indemnitee's D&O insurer.  The Indemnified Parties shall execute all documents required and shall do everything reasonable that may be necessary to secure such rights including the execution of such documents necessary to enable Indemnitor to effectively bring suit in the name of the Indemnified Parties.

9.           Attorneys' Fees.  In the event of a dispute regarding the enforcement or interpretation of this Agreement, the losing party shall pay the attorneys' fees, costs, and expenses (including expert witness fees) incurred by the prevailing party in any trial, arbitration or other comparable proceeding and in connection with any appeal thereof.

10.         Notices.  Unless another person is designated in writing for receipt of notices hereunder, notices to the respective parties shall be sent to the following persons in the manner specified below:

If to Indemnitor, via courier or certified mail directed to:

Aequitas Capital Management, Inc., attn. Legal Department
5300 Meadows Road, Suite 400
Lake Oswego, OR 97035

If to Indemnitee, via courier or certified mail directed to:

EnergyConnect Group, Inc., attn. CEO
901 Campisi Way, Suite 260
Campbell, CA 95008

11.           Integration.  This Agreement contains the entire agreement between and among the parties with regard to the matters set forth herein and shall be conclusive and binding upon and inure to the benefit of the parties and their successors.  No modification of or amendment to this Agreement, nor any waiver of rights under this Agreement, shall be effective unless in writing signed by all of the parties to this Agreement.

12.           Counterparts.  This Agreement may be executed in one or more counterparts, including facsimile or .pdf counterparts, and all so executed shall constitute one agreement, binding on all the parties, regardless of whether the parties are signatories to the original or the same counterpart.

13.           Intended Third Party Beneficiaries.  The parties to this Agreement intend for Indemnified Parties who are not parties to this Agreement to be third party beneficiaries of this Agreement with standing to separately and individually bring actions or suits to enforce Indemnitor's obligations hereunder.

14.           Interpretation.  The parties acknowledge that each party has been and is represented by counsel in connection with this Agreement.  This Agreement has been the subject of negotiation between the parties and all parties shall be deemed to have jointly drafted this Agreement for purposes of any rules of construction or interpretation.

15.           Savings Clause.  If any provision of this Agreement shall be held invalid, such provision shall be enforced to the greatest extent possible to effectuate the intent of the parties and the remainder of the Agreement shall not be affected thereby.

16.           Confidentiality.  The parties agree to keep the terms of this Agreement confidential and not to disclose them, except to the Indemnified Parties or to the parties' respective lawyers or accountants as reasonably necessary for the purposes of conducting their legal and financial affairs.

The parties have executed this Agreement as of the date first set forth above.

INDEMNITOR:

Aequitas Capital Management, LLC

By:	/s/ Andrew MacRitchie
(Signature)

Name:	Andrew MacRitchie
Title:	Exec. V.P.

Address:
5300 SW Meadows Rd.
Lake Oswego, OR 97035
Fax: (503) 549-8149

AGREED TO AND ACCEPTED:

INDEMNITEE:

EnergyConnect Group, Inc.

By:	/s/ Kevin R. Evans
(Signature)

Name:	Kevin R. Evans
Title:	President & CEO

Address:
901 Campisi Way, Suite 260
Campbell, CA 95008
Fax: (408) 370-3322